EXHIBIT 99.1

News Release	Contact: Media: Investors:	Will Thoretz +1 212 915 8251 Email: will.thoretz@willis.com Kerry K. Calaiaro +1 212 915 8084 Email: kerry.calaiaro@willis.com

Willis Group Holdings Extends Contract of Chairman and CEO

NEW YORK, January 21, 2010 – Willis Group Holdings plc (NYSE: WSH), the global insurance broker, announced today that it has extended the contract of its Chairman and CEO, Joseph J. Plumeri, until July 7, 2013.  His previous agreement was set to expire on the date of the company’s annual meeting in April 2011.

The company’s Board of Directors said: “Under Joe’s leadership, Willis has advanced its competitive position around the world and successfully navigated the strong headwinds of the continuing soft insurance market and the global economic downturn.  Since joining in 2000, Joe has led the company through a decade of expansion through quality client service, a commitment to transparency, strategic acquisitions and sector-leading margins.  We are delighted that Joe has agreed to stay at the helm to continue the company’s progress well into 2013.”

Plumeri said: “The extraordinary story of how far Willis has come over ten years is a credit to the tireless efforts of our executive team and our nearly 20,000 Associates, the sound counsel of our Board of Directors and the continued support of our clients and shareholders.  I am as proud of and as passionate about Willis as I’ve ever been and look forward to leading the company through its next stage of growth.”

Willis Group Holdings plc is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world.  Willis has more than 400 offices in nearly 120 countries, with a global team of approximately 20,000 Associates serving clients in some 190 countries.  Additional information on Willis may be found at www.willis.com.

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